Exhibit (a)
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                                  DEMAND NOTE
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U.S. $12,000,000.00                                    Date: ___________, 199_


   FOR VALUE RECEIVED, Thomas O. Hicks (the "Borrower") promises to pay to the order of MORGAN GUARANTY TRUST COMPANY OF NEW YORK (the "Bank"), ON DEMAND at its office at 60 Wall Street, New York, New York 10260-0060, U.S.A., for the account of its Lending Office (as hereinafter defined), in lawful money of the United States of America in same day funds (or in such funds as may from time to time become customary for the settlement of international transactions in U.S. dollar, the lesser of (i) U.S. $12,000,000.00 or (ii) the then-outstanding principal amount of each loan (the "Loan" or "Loans") made by the Bank from time to time to the Borrower hereunder. The Borrower shall pay interest of the unpaid principal amount of each Loan until maturity on the dates and at a rate per annum as hereinafter set forth. As used herein, "Lending Office" means, (i) with regard to Loans bearing interest based on the Prime Rate (as hereinafter defined) (collectively, "Domestic Loans"), the office of the Bank located at 60 Wall Street, New York, New York or such other office as the Bank may designate, and
(ii) with regard to Loans bearing interest based on the Eurodollar Rate (as hereinafter defined) (collectively, "Eurodollar Loans"), the Nassau (Bahamas) office of the Bank or such other office as the Bank may designate.

   Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for actual days elapsed (including the first day but excluding the last day) Interest based on the Eurodollar Rate shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

   Each Eurodollar Loan shall bear interest at a rate per annum (the "Eurodollar Rate") equal to the Adjusted Eurodollar Rate (as hereinafter defined) plus 1,500% (the "Eurodollar Margin"), payable on the last day of the Interest Period applicable thereto and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. The "Adjusted Eurodollar Rate" applicable to any Interest Period (as hereinafter defined) means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Eurodollar Reserve Percentage. The London Interbank Offered Rate" applicable to any Interest Period means the rate per annum at which deposits in U.S. dollars are offered to the Bank in the London interbank market at approximately


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11:00 a.m. (London time) two business days prior to the first day of such
Interest Period in an amount approximately equal to the principal amount of the Loan to which such Interest Period applies and for the period of time comparable to such Interest Period. The "Eurodollar Reserve Percentage" mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of Eurocurrency liabilities" (or in respect of any other category of liabilities which include deposits by reference to which the interest rate on the Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents). Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage. As used herein, the term "Interest Period" means the period beginning on date of each Eurodollar Loan and ending on the numerically corresponding day in the calendar month 1,3,6 months after such date; provided, that if an Interest Period would otherwise end on a d y which is not a business day it shall be extended to the next succeeding business day unless such business day falls in the next calendar month, in which case the Interest Period shall end on the next preceding business day; provided, further, that if the Bank shall not have received written notice to the contrary from the Borrower at least five business days prior to the end of an Interest Period the Borrower shall be deemed to have requested to select an Interest Period with a duration equal to that then ending. As used herein, the Term "business day" means any day on which dealings in U.S. dollar deposits are carried on in the London interbank market and on which commercial banks are open for domestic and foreign exchange business in London and New York City. Notice by the Bank to the Borrower of the rate of interest so determined shall be binding and conclusive upon the Borrower In the absence of manifest error.

   Each Domestic Loan shall bear interest payable on the last day of each month at a rate per annum for each day equal to the rate of interest publicly announced by the Bank in New York City from time to time as its Prime Rate (the "Prime Rate") for such day, plus 0.000%.

   The Borrower shall pay interest on the unpaid principal amount of each Loan after the maturity thereof and, to the extent permitted by law, on accrued and unpaid interest until paid at a rate per annum equal to the sum of 2% plus the Prime Rate.

   If after the date of this Note any applicable rule, executive order, decree, regulation or interpretation is amended, modified, enacted or promulgated by any government or governmental authority so as to (ii) change the basis of taxation of payments to the Bank or

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the Lending Office of the Bank extending a Eurodollar Loan (the "Eurodollar
Lending Office") in respect to the principal of and interest on any Eurodollar Loan (except for changes in the rate of taxation on the overall net income of the Bank by the United States of America or the Eurodollar Lending Office of the Bank by the jurisdiction in which such Lending Office is located], or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any of the assets of, deposits with or for the account of, or credit extended by the Bank's Eurodollar Lending Office, or (iii) imposes on the Bank (or its Eurodollar Lending Office) or the London interbank market any other conditions affecting any Loan, the Loans or this Note, and the result of any of the foregoing is to increase the cost to the Bank (or its Eurodollar Lending Office) of agreeing to make or making, funding or maintaining any Loan evidenced by this Note or would have the effect of reducing the rate of return on the capital of the Bank or any entity controlling the Bank (its "Parent") as a consequence of agreeing to make any Loan, or to reduce the amount of any sum receivable by the Bank (or its Eurodollar Lending Office) on this Note, then the Borrower shall pay to the Bank or its Parent upon demand such amount as will compensate the Bank or its Parent for such additional cost or reduction in return. A certificate of the Bank setting forth the basis for the determination of any amount necessary to compensate the Bank or its Parent as aforesaid shall be conclusive as to the determination of such amount in the absence of manifest error.

   If, after the date of this Note, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof or compliance by the Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority shall make it unlawful or impossible for the bank (or its Eurodollar Lending Office) to make, maintain or fund its Eurodollar Loans, the Bank forthwith shall so notify the Borrower. Upon receipt of such notice, the Borrower shall prepay in full the then outstanding principal amount of each Eurodollar Loan, together with accrued interest thereon, either (a) on the last day of the Interest Period applicable thereto if the Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if the Bank may not lawfully continue to fund and maintain such Loan to such day.

   Eurodollar Loans may not be repaid at the Borrower's option on a date other than the last day of in Interest Period. If, however, the Borrower makes any payment of principal of any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower shall reimburse the Bank on demand for any loss or ease incurred by it as a result of the timing of such payment, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, provided that the Bank shall


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have delivered to the Borrower a certificate as to the amount of such loss, which certificate shall be conclusive in the absence of manifest error.

   Domestic Loans may be prepaid at any time without penalty or premium.

   The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the Bank of its rights hereunder in any particular instance shall not constitute a waiver of any right in any subsequent instance.

   The holder of this Note shell, and is hereby authorized by the Borrower to, endorse on the schedule forming a part hereof appropriate notation evidencing the date and the amount of each Loan made by the Bank, the date and amount of each payment of principal, whether such Loan is a Domestic or Eurodollar Loan and, in the case of Eurodollar Loans, the Eurodollar Rate applicable thereto.

   If this Note is not paid in full when due the Borrower agrees to pay all costs and eases of collection, including reasonable attorney's fees.

   The undersigned, if more than one, shall be jointly and severally liable hereunder and the term "Borrower" shall mean the undersigned or any one or more of them and their heirs, executors, administrators, successors and assigns.

   THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE OR ANY AGREEMENT RECEIVED BY THE BANK IN CONNECTION HEREWITH. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THE BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY AGREEMENT RECEIVED BY THE BANK IN CONNECTION HEREWITH.

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Signature:                               Signature:

           /s/ Thomas O. Hicks
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            Thomas O. Hicks


Address:                                 Address:


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